KEY BANK NATIONAL ASSOCIATION
                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (the "Agreement") is made and executed this __ day of _____ , 2003, by and among PACIFIC CMA whose address is 4750 Table Mesa Dr. Boulder, CO 80301 and Corporate Stock Transfer, Inc. a Colorado Corporation, (as Transfer Agent), whose address is 3200 Cherry Creek South Dr. Suite 430 Denver, CO 80209 (facsimile no. 303-282-5800), collectively, the "Depositors"), and Key Bank National Association, Cherry Creek Branch ("Escrow Holder"), whose address is 3300 E First Ave, Denver, Colorado 80206, Attention: Denise Garcia (facsimile no. (303) 320-8214).


         1. Deposits. Depositors shall deposit with Escrow Holder the items described below (collectively, the "Deposits"), which items shall be held and disbursed in accordance with and subject to the terms and conditions of this Agreement. The items to be deposited with Escrow Holder pursuant to this Agreement are as follows:


                  Escrow Holder shall receive payments pursuant to the Registration Statement on Form SB-2 (File 333-100045) declared effective by the Securities and Exchange Commission, a copy of which has been delivered to Escrow Holder. Escrow Holder will hold all Monies and other property in the Escrow account free from any lien, claim or offset, except as set forth herein, and such debts thereof, unless and until the conditions set forth in these instructions to disbursement of such Monies have been fully satisfied.



                  Escrow Holder shall be provided the name and address of each subscriber and amounts to be deposited into the escrow by Corporate Stock Transfer, Inc.

         2. Disbursements. The Deposits are to be disbursed by Escrow Holder to the following persons and/or entities upon the occurrence of the following events:


     The escrow account will remain open until receipt by the Escrow Holder of subscriptions and deposits totaling a minimum $600,000 and Escrow Holder shall provide written notice to all parties to this agreement at such time that collected funds of $600,000 have been deposited.

Escrow Holder will receive written instructions from Corporate Stock Transfer, Inc., signed by Carylyn K. Bell, President that all subscribers have been accepted and to disburse funds. Instructions must have been preceded by instructions from Carylyn K. Bell specifying amounts of the outgoing disbursements. After the minimum amount has been disbursed, deposits will continue to be sent the Escrow Holder until the termination of the offering or $3,600,000 total has been deposited. Funds will be disbursed from time to time based on instructions from Corporate Stock Transfer, Inc., signed by Carylyn K. Bell, President. Corporate Stock Transfer agrees that it will follow all the directions of the Company with respect to all matters regarding the acceptance of subscriptions and the disbursment of funds held by the Escrow Holder.


         3. Automatic Termination of Escrow. If any or all of the Deposits are not disbursed by Escrow Holder pursuant to the provisions of paragraph 2 above
or otherwise withdrawn on or before [          ], subject to a 90 day
extension, Escrow Holder may mail the same to the following Depositor(s) at their addresses as noted above.

All funds shall be returned to the subscribers referred to in paragraph 1 at a fee of $10.00 per check payable by the company.

Upon mailing such items to the proper persons or entities pursuant to this paragraph 3, Escrow Holder shall be relieved of and released from any and all further obligations, duties and liability pursuant to this Agreement, and, subject to the survival of paragraph 10 below, this Agreement immediately and automatically shall terminate and shall be of no further force or effect.

         4. Amendment. These instructions may be altered, amended, modified or revoked by writing only, signed by all Depositors and Escrow Holder, and upon payment of all fees, costs and expenses incident thereto.



         5. Assignment. No assignment, transfer, conveyance or hypothecation of any right, title or interest in and to any or all of the Deposits shall be binding upon Escrow Holder unless: (a) approved in writing by all Depositors, (b) written notice thereof shall be served upon Escrow Holder and (c) all fees, costs and expenses incident to such assignment, conveyance or other transfer of interest shall have been paid.

         6. Notices. Any notice required or desired to be given to any party to this Agreement may be given either by personal delivery, or by Western Union telegram, by facsimile transmission, or by certified mail, return receipt requested, postage prepaid; provided, however, any notice given by facsimile transmission, to be effective, shall be followed by delivery of same by personal delivery or by certified mail, return receipt requested. All such notices shall be sent to a party at its address noted above, and such notice shall for all purposes be as effectual as though served upon such party in person at the time of personal delivery, or on the date of receipt in the case of transmission by telegram, or on the date of receipt of the original, in the case of transmission by facsimile, or two business days after the date of deposit in the U.S. mail, as applicable.

         7. Limitations on Duties. Escrow Holder shall hold and disburse the Deposits in accordance with the terms and conditions of this Agreement. If at any time in the performance of its duties as set forth in this Agreement it is necessary for Escrow Holder to receive, accept or act upon any notice or writing purported to have been executed or issued by or on behalf of any of the parties hereto, it shall not be necessary for Escrow Holder to ascertain whether or not the person or persons who have executed, signed or otherwise issued or authenticated the writing had the authority to so execute, sign or otherwise issue or authenticate said writing, or that they are the same persons named therein or otherwise to pass upon any requirements of such instruments that may be essential for their validity. Further, Escrow Holder shall have no responsibility or liability for the sufficiency or correctness as to form, manner, execution or validity of any instrument deposited or delivered pursuant to this Agreement, nor as to the truth or accuracy of any information contained therein, nor as to the identity, authority, capacity or rights of any person executing the same, nor for the failure to comply with the provisions, requirements or conditions of any agreement, contract or other instrument deposited with or delivered to Escrow Holder or referred to herein. Rather, the duties of Escrow Holder pursuant to this Agreement in all events shall be limited to the safekeeping of the funds, documents and other items actually received by Escrow Holder and the disposition of same in accordance with the instructions set forth above.

         8. No Liability for Actions Taken in Good Faith. Escrow Holder shall not be personally liable for any act it may do or omit to do hereunder while acting in good faith and in the exercise of its own subjective best judgment, and any act done or omitted by it pursuant to the advice of its own attorney shall be conclusive evidence of such good faith and best judgment.

         9. Notices and Warnings. Escrow Holder is hereby expressly authorized and directed to disregard any and all notices or warnings given by any of the parties hereto, or by any other person or entity, except as otherwise expressly set forth in this Agreement and except for orders or process of court, and Escrow Holder is expressly authorized to comply with and obey any and all orders, judgments or decree of any court. Escrow Holder shall not be liable to any of the parties hereto or to any other person or entity by reason of compliance with any order, judgment or decree of any court, even if such order, judgment or decree is reversed, modified, annulled, set aside or vacated, or is found to have been entered without jurisdiction.

         10. Indemnity. In consideration of the acceptance of this escrow by Escrow Holder, Depositors, jointly and severally, for themselves, their heirs, executors, administrators, successors and assigns (collectively, "Indemnitors"), covenant and agree to pay Escrow Holder its charges, costs and expense hereunder and to indemnify and hold Escrow Holder harmless as to any liability by it incurred to any person or entity by reason of its having accepted the same, or in connection with any performance by Escrow Holder in its capacity as the escrow holder pursuant to this Agreement. Further, Indemnitors covenant and agree to reimburse Escrow Holder for all costs and expenses, including, among other things, counsel fees and court costs incurred in connection with this Agreement and/or the Deposits. In case of any suit, proceeding, cause of action, demand or other claim to which Escrow Holder is or at any time may be a party, Indemnitors agree to pay, promptly upon Escrow Holder's demand, any and all costs and expenses, including without limit attorneys' fees, incurred by Escrow Holder in connection with same. Escrow Holder shall have a first and prior lien upon the Deposits to secure the performance of the indemnity and the other covenants of Indemnitors pursuant to this paragraph 10, and to secure the payment of any and all other charges, fees, costs and expenses payable to Escrow Holder pursuant to this Agreement. Notwithstanding any contrary provision of this Agreement, the provisions of this paragraph 10 shall survive the expiration and/or termination of this Agreement.

         11. Interpleader. If at any time a dispute shall exist as to the duty of Escrow Holder under the terms of this Agreement, or if at any time conflicting demands are served upon Escrow Holder, whether verbally or in writing, concerning the possession of, title to or proceeds of any or all of the Deposits, or if any dispute arises between or among Depositors and/or any other person or entity relating in any way to any item deposited, held or disbursed pursuant to or otherwise relating to this Agreement, Escrow Holder may deposit this Agreement and the items then or thereafter held by it pursuant to this Agreement with the Clerk of the District Court of the City and County of Denver, State of Colorado, and may interplead the parties hereto. Upon so depositing this Agreement and such items and filing its complaint in interpleader, Escrow Holder shall be relieved of and released from all liability under the terms hereof as to the items so deposited. If the Court does not provide for reimbursement to Escrow Holder for its attorney fees, costs and expenses related to the interpleader action out of the interplead funds, then Escrow Holder shall have a claim enforceable by separate action in Court against the parties, jointly and severally, for said attorney fees, costs and expenses.

         12. FDIC Insurance. In consideration of the fee paid to Escrow Holder as set forth in this Agreement and the covenants and agreements of Depositors as set forth above, Escrow Holder agrees to hold the Deposits in accordance and subject to the terms of this Agreement. During the period the Company is in possession of the deposit, the money will be deposited in an FDIC-insured depository (which depository may be Escrow Holder or any other bank owned or controlled by Key Corp.). Under no circumstances shall Escrow Holder have liability for loss of funds due to bank, savings and loan association or other depository failure, suspension or cessation of business, or any action or inaction on the part of the bank, savings and loan association or other depositor, or any delivery service transporting funds to and from such depository.

         13. Successors; No Third Party Rights. Subject to the provisions of paragraph 5 above, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement is only for the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, and no other person or entity shall be entitled to rely on, receive any benefit from or to enforce against any party hereto any provisions of this Agreement.

         14. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

         15. Entire Agreement; Waiver. This Agreement constitutes the entire understanding between the parties with respect to the escrow arrangement contemplated herein, and all prior or contemporaneous oral agreements, understandings, discussions, representations and statements relating to said escrow are superseded by this Agreement. The waiver of any particular condition precedent, provision or remedy provided by this Agreement shall not constitute the waiver of any other.

         16. Business Day. If any date herein set forth for the performance of any obligation by Escrow Holder or any Depositor, or for the delivery of any funds, instrument or notice as herein provided, is a Saturday, Sunday or legal holiday, the compliance with such obligation or delivery shall be deemed acceptable if effected on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Colorado for observance thereof.

         17. Construction. This Agreement shall not be construed more strictly against one party than against any other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that Escrow Holder and the Depositors have contributed substantially and materially to the preparation of this Agreement. The headings of various paragraphs in this Agreement are for convenience only and are not to be utilized i0 construing the content or meaning of the substantive provisions hereof.

         18. Time is of the Essence. All times, wherever specified herein, are of the essence of this Agreement.

         19. Validity. If any term or provision of this Agreement shall be held illegal and unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

         20. Escrow Holder's Representations and Warranties. The Escrow Holder represents and warrants that (i) it is a "bank" as such term is defined by Section 3(a)(6) of the Security Exchange Act of 1934, as amended (the "Exchange Act") and (ii) the Deposits will only be invested in investments permitted under Rule 15c2-4 promulgated under the Exchange Act.


         21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be taken to be one and the same instrument, to the same effect as if all of the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signatures thereon and may be attached to another counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

         22. Escrow Fee. The parties agree that Escrow Holder's fee for its services pursuant to this Agreement shall be $250.00, payable in full upon Depositors' execution of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first above written.



ESCROW HOLDER:                        KEY BANK NATIONAL ASSOCIATION



                                      By:______________________________
                                         Name: Denise Garcia
                                         Its: Vice President


DEPOSITORS:                          Pacific CMA, Inc.


                                       By:_______________________________
                                          Name: Alfred Lam
                                          Its:  Chairman


                                      CORPORATE STOCK TRANSFER, INC.


                                        By:________________________________
                                           Name: Carylyn K. Bell
                                           Its:  President